Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
PHOTOMEDEX, INC.

PhotoMedex, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), for the purpose of amending its Restated Certificate of Incorporation pursuant to Section 242 of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.           The name of the Corporation is PhotoMedex, Inc.  The Restated Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on August 8, 2000.

2.           Article FOURTH of the Corporation’s Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is Twenty-One Million Four Hundred Twenty-Eight Thousand Five Hundred Seventy-One (21,428,571) shares, consisting of Twenty-One Million Four Hundred Twenty-Eight Thousand Five Hundred Seventy-One (21,428,571) shares of Common Stock, par value $0.01 per share (the “Common Stock”).”

3.           The Corporation hereby certifies that the amendment set forth above has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Effective immediately upon the filing of this Certificate of Amendment with the Delaware Secretary of State, every seven (7) outstanding shares of Common Stock shall without further action by the Corporation or the holder thereof be combined into and automatically become one (1) share of Common Stock.  No fractional shares shall be issued in connection with the foregoing stock split; all shares of Common Stock so split that are held by a stockholder will be aggregated and each fractional share resulting from such aggregation shall be rounded up to the nearest whole share and no cash payment will be made in respect to such rounding.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 26th day of January, 2009

PHOTOMEDEX, INC.

By:  _______________________________
Name: Jeffrey F. O’Donnell
Title: Chief Executive Officer